                                                                    EXHIBIT 3.21

                                     BYLAWS

                                       OF

                                H. C. PARTNERSHIP



                                    ARTICLE I

                                     PURPOSE

         H. C. Partnership (the "Partnership") will maintain an active role in meeting the health needs of the Jefferson County, Alabama, including Birmingham, Alabama, area residents through its facility HSA Hill Crest Service Hospital (the "Hospital"). The Partnership's commitment is: to provide the highest level of psychiatric care and substance abuse treatment possible within the limits of current psychiatric treatment, knowledge and technology; to provide modern facilities and staff with highly-motivated mental health professionals; to create environments to facilitate state-of-the-art psychiatric and substance abuse treatment, economically and cost effectively, to all individuals in need of psychiatric and substance abuse care, without respect to age, national origin, race, color, handicap status, political or religious beliefs; to focus the total resource allocation of specialized services towards the achievement of one specific treatment goal; and to contribute to the overall knowledge and understanding of the causes and effects of psychiatric pathology and substance abuse on individual patients as well as their significance to others, through research and educational activity developed at professional and community levels. The Corporation is prepared to work jointly with other appropriate health agencies and institutions in an effort to improve existing activities necessary for the accreditation of the Partnership's health care facilities and related services.

         The Board of Governors shall use due diligence in determining that all physicians, and other personnel for whom a state license or registration is required are currently licensed or registered; that physicians admitted to practice at the Hospital are granted privileges consistent with their individual training, experience and other qualifications; that physicians practicing in the Hospital are organized into a medical staff in such a manner as effectively to review the professional practices at the Hospital for the purposes of reducing morbidity and mortality and for the improvement of patient care.

         The business and affairs of the Corporation shall be managed by the Board of Governors which may exercise all powers and do all lawful acts and things, except those which are required by statute or by the General Partnership Agreement or by these Bylaws to be exercised or done by the Partners. The Board of Governors shall ensure that the institutional planning procedures prescribed by these by-laws are carried out and shall approve and monitor the implementation of an annual operating budget, and shall develop, and monitor the implementation of a long-term capital expenditure plan as required by applicable law and regulation. The Board of Governors shall require the medical staff and administration of each hospital operated by the Partnership to establish a hospital-wide quality assurance program in which hospital departments and medical staff conduct quality assurance activities and make quarterly reports thereon to the Board of Governors. The Board of Governors shall have and exercise such powers, authorities, duties and responsibilities as may be provided by these Bylaws and as may be provided for the Board of Governors in the General Partnership Agreement, as the same may be amended from time to time. Not less than once each year, the Board of Governors, acting as a committee of the whole, shall evaluate its performance with respect to its responsibilities as set forth in these Bylaws.

         SECTION 2. Number, Term and Qualification. The number of Board members shall be at least one (1). The Board members shall be appointed by the Partners and shall hold office for the term for which they are elected and until their successors are elected and qualified, or until the earlier resignation, removal from office, or death of any such Board member. Board members need not be residents of the State of Alabama nor Partners of the Partnership. Members of the Medical Staff of the Hospital shall be eligible for full membership on the Board of Governors in the same manner as other individuals.

         The nominees for membership on the Board of Governors shall be selected for their ability to participate effectively in fulfilling the Board's responsibilities. They shall also be selected for their areas of interest and expertise and capabilities in their own field, their intense interest in the Hospital, and their experience in organizational activities. No restrictions shall be placed on the number of terms a Board member may serve provided the director meets all other qualifications.

         SECTION 3. Annual and Other Regular Meetings. The regular annual meeting of the Board shall be held the third Wednesday of January of every year, without the necessity of notice of such meeting.

         SECTION 4. Special Meetings. Special meetings of the Board may be called by the Chairman of the Board, by either Partner of the Partnership or by any two (2) members of the Board. The person(s) authorized to call a special meeting of the Board shall fix the place, either within or without the State of Alabama, and the date and time for holding any such meeting.

         SECTION 5. Notice. Notice of any special meeting and of the monthly meetings shall state the date, time and place of the meeting and the purpose(s) for which the meeting is called and may be given under any one of the following methods:

                  (a) By written notice at least seventy-two (72) hours in advance of such meeting, delivered in person or by leaving such notice at the place of business or residence of such member, or by depositing such notice in the United States mail, postage prepaid, addressed to the member at his address as it appears on the records of the Partnership;

                  (b) By telegram delivered to the telegraph company at least twenty-four (24) hours in advance of such meeting.

         SECTION 6. Quorum. The presence of a majority of the Board members shall constitute a quorum for the transaction of business, but if such quorum is not present, a majority of the members present may adjourn the meeting, which may be held on a subsequent date without further notice, provided a quorum shall be present at such deferred meeting.

         SECTION 7. Manner of Acting. The act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Board of Governors.

         SECTION 8. Vacancies. Any vacancy occurring in a Board of Governors position may be filled by appointment by the Partners.

         SECTION 9. Compensation. The Board of Governors shall have the authority to fix the compensation of Board members.

         SECTION 10. Standard for Board Members. A Board member shall perform his duties as a Board member, including his duties as a member of any committee of the Board of Governors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interest of the Partnership, and with such care as an ordinary prudent person in a like position would use under similar circumstances.

         SECTION 11. Presumption of Assent. A Board member of the Partnership who is present at a meeting of its Board of Governors at which action on any Partnership matter is taken shall be presumed to have assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

         SECTION 12. Removal of Board Members. At a meeting of the Partnership called expressly for that purpose, any Board member or the entire Board of Governors may be removed, with or without cause, by a vote of the Partnership.

         SECTION 13. Conflicts of Interest. No contract or other transaction between the Partnership and one or more of its Board members or any other corporation, firm, association or entity in which one or more of the Board members are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest or because such Board member or members are present at the meeting of the Board of Governors or a committee thereof which authorizes, approves or ratifies such contract or transaction or because his or their votes are counted for such purpose, if: (a) the fact of such relationship or interest is disclosed or known to the Board of Governors or committee which authorizes, approves or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the Partners entitled to vote and they authorize, approve or ratify such contract or transaction is fair and reasonable as to the Partnership at the time it is authorized by the Board of Directors, a committee or the shareholders.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Governors or a committee thereof which authorizes, approves or ratifies such contract or transaction.

         SECTION 14. Continuing Education. There shall be an orientation program for each new member of the Board of Governors and a continuing educational program for all members of the Board. Such program shall be developed by the Administrator of the Hospital.

         SECTION 15. Record of Proceedings. The Board of Governors shall appoint a person to act as Secretary at each meeting thereof, who shall record the proceedings of the Board.

                                   ARTICLE IV

                                   COMMITTEES

         The Board shall establish such committees, including an executive committee, as may be necessary to effect the discharge of its responsibilities, each such committee to consist of one (1) or more of the Board members. The Board may designate one (1) or more Board members as an alternate member of any such committee to replace an absent or disqualified member at a meeting of the committee. In the absence or disqualification of a member of a committee, the members thereof present at a meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of such absent or disqualified member. Members of the Medical Staff who may or may not be Board members shall be included on committees that deliberate issues affecting the discharge of Medical Staff responsibilities. Each such committee and each member thereof shall serve at the pleasure of the Board of Governors.

         Each committee shall have and may exercise all of the authority of the Board of Governors, except no committee shall have the authority to:

                           (1)  Approve or recommend to the Partners actions or
proposals required by the General Partnership Agreement to be approved by the Partners;

                           (2)  Designate candidates for the office of Board
member;

                           (3)  Fill vacancies on the Board of Governors or any
committee thereof;

                           (4)  Amend the Bylaws;

                  Written minutes shall be kept of all meetings of committees of the Board of Governors.

                                    ARTICLE V

                                    OFFICERS

         SECTION 1. Various Officers. The officers of the Partnership shall be elected by the Board of Governors and shall hold such offices, including a chief administrative officer, as shall be designated by the Board of Governors.

         SECTION 2. Removal. Any officer elected or appointed by the Board of Governors may be removed at any time by the affirmative vote of the majority of the members of the Board of Governors.

         SECTION 3. Vacancies. A vacancy in any office on account of death, resignation, removal, disqualification or otherwise, may, at any regular or special meeting, be filled by the Board of Governors for the unexpired portion of the term.

         SECTION 4. Chairman of the Board. The Board of Governors shall elect a Chairman of the Board of Governors, who shall preside at all meetings of the Board of Governors.

         SECTION 5. Power of Officers. Any officer elected or appointed by the Executive Committee shall have such powers and responsibilities as shall be assigned to that office by the Board of Governors.


                                   ARTICLE VI

                                 ADMINISTRATION

         SECTION 1. Chief Administrative Officer. The Board of Governors shall select and appoint a competent, experienced chief administrative officer as the Administrator of the Hospital. Said Administrator shall be a health professional with appropriate professional and educational qualifications and experience, including previous administrative responsibility in a health facility. The Administrator shall be the Board of Governors' direct executive representative in the management of the Hospital and shall be responsible for implementing established policies of the Hospital and hiring management and administrative staff to carry on the day to day operations of the Hospital. The Administrator shall have the necessary authority and responsibility to efficiently and effectively operate the Hospital in all its activities and departments, subject only to such policies as may be adopted and such orders as may be issued by the Board of Governors or by any committee of the Board of Governors, to which the Board has delegated authority for such action. The Board of Governors, acting as a committee of the whole, shall review annually the performance of the Administrator and make recommendations for improvements.

         The authority and duties of the Administrator shall include:

                  A. Preparation of the following items and presentation of the same to, and review of the same with, the Board of Governors:

                        1. Long-term and short-term institutional plans for the Hospital, after consultation with the administration, the medical staff, the nursing department and any other advisors the Administrator deems appropriate;

                        2. Reports on the nature and extent of funding and other available resources;

                        3.      Reports describing the Hospital's operations;

                        4. Reports evaluating the efficiency and effectiveness of the Hospital; and

                        5.      Budgets and financial statements.

                  B. Preparation of a written manual which defines Hospital policies and procedures and is regularly reviewed and updated.

                  C. Work with the Medical Staff and those concerned with rendering of professional services so that the best possible care may be rendered to all patients.

                  D. Selection, employment, control and termination of all employees and development and maintenance of personnel policies and practices for the Hospital.

                  E. Supervision of all business affairs, making certain all funds are collected and expended to the best possible advantage.

                  F. Lend support to all efforts by medical staff and other personnel to improve quality assurance activities and mechanisms.

                  G. Performance of any other duties or functions that may be necessary in the best interests of the Hospital.

                                   ARTICLE VII

                                  MEDICAL STAFF

         SECTION 1. Appointment. The Partnership shall have an organized Medical Staff of the Hospital (hereinafter referred to as the "Medical Staff") appointed by the Board of Governors in conformity with the requirements of these Bylaws. The Medical Staff shall constantly endeavor to maintain a high quality of medical and psychiatric care for patients in the Hospital and in the other health care facilities operated by the Hospital. The Medical Staff shall be responsible to the Board of Governors for the general quality of medical and psychiatric care provided in the Hospital and for the ethical and professional standards of its members.

         SECTION 2. Medical Staff Membership. The Medical Staff shall be composed of physicians professionally qualified and legally authorized to provide medical service to the patients of the Hospital and the other health care facilities, if any, operated by the Partnership. The Medical Staff shall evaluate the professional competence of staff members and applicants for staff privileges and shall be responsible for making recommendations to the Board of Directors concerning appointments, reappointments and privileges.

         SECTION 3. Bylaws and Rules and Regulations. The procedures for appointments, reappointments, terminations of appointments, and the granting or revision of clinical privileges of members of the Medical Staff, and for approval or disapproval thereof by the Board of Governors within a reasonable period of time, and the organization, membership, officers, committees, meeting, procedures, and practices of the Medical Staff, and related matters, shall be set forth in Bylaws and Rules and Regulations adopted by the Medical Staff and approved by the Board of Governors. The Medical Staff shall be responsible for the development, adoption and periodic review and revision, where necessary, or appropriate, of such Bylaws and Rules and Regulations which shall be consistent with Hospital policy and with any applicable legal or other requirements. Revisions shall be effective upon approval of the Board of Governors, which approval shall not be unreasonably withheld. Such Medical Staff Bylaws shall contain, among other things, provisions setting forth fair hearing procedures for members of and applicants for appointment to the Medical Staff; the mechanism used to review credentials; a requirement that each medical staff member continuously observe all ethical principles of his or her profession; provisions for the review, within a reasonable period of time, of any recommendation of the Medical Staff with which the Board of Governors disagrees relative to Medical Staff appointments, reappointments, or termination of appointment and granting or revision of clinical privileges by a combined committee of the Medical Staff and the Board of Governors prior to the rendering of a final decision by the Board of Governors; provisions establishing a committee to serve as a forum for the discussion of matters of hospital policy and practice and to provide medical-administrative liaison with the governing body and the chief administrative officer; a provision that no qualified applicant shall be denied Medical Staff membership or clinical privileges on the basis of race, color, nationality, religious or political belief, sex, age or handicap; a provision requiring that each practitioner applying for Medical Staff membership sign a statement to the effect that he has read and agrees to be bound by the Medical Staff Bylaws and Rules and Regulations, and by current policies of the Partnership that apply to his or her activities. Such Bylaws or Rules and Regulations adopted pursuant thereto shall also provide that only a member of the Medical Staff with admitting privileges shall be permitted to admit patients to the Hospital and that only an appropriately licensed practitioner with clinical privileges shall be directly responsible for a patient's diagnosis and treatment within the areas of his privileges; that each patient's general medical and psychiatric condition shall be the responsibility of a physician member of the Medical Staff; that each patient admitted to the Hospital shall receive a medico-administrative history and physical, mental and social examination by a psychiatrist who is a member of the Medical Staff; and that when a member of the Medical Staff desires to delegate the performance of certain practices related to medicine to specified professional personnel, the Medical Staff shall review and make a recommendation, subject to the approval of the Board of Governors, as to the responsibilities that may be delegated.

                                  ARTICLE VIII

                      CONTRACTS, LOANS, CHECKS AND DEPOSITS

         SECTION 1. Contracts. The Board of Governors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Partnership, and such authority may be general or confined to specific instances.

         SECTION 2. Loans. No loans shall be contracted on behalf of the Partnership and no evidence of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Governors. Such authority may be general or confined to specific instances.

         SECTION 3. Checks. All checks, drafts or money orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Partnership, shall be signed by such officer or officer, agent or agents of the Partnership and in such manner as shall from time to time be determined by resolution of the Board of Governors.

         SECTION 4. Deposits. All funds of the Partnership not otherwise employed shall be deposited from time to time to the credit of the Partnership in such banks, trust companies or other depositaries as the Board of Governors may select.

                                   ARTICLE IX

                                  FISCAL YEAR

         The fiscal year of the Partnership shall begin on the 1st day of January and end on the 31st day of December of each year.

                                    ARTICLE X

                                WAIVER OF NOTICE

         Unless otherwise provided by law, whenever any notice is required to be given to any Board member under the provisions of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time state therein, shall be deemed equivalent to the giving of such notice.

                                   ARTICLE XI
                                   AMENDMENTS

         These Bylaws may be altered, amended or repealed and new Bylaws may be adopted by the Partners. These Bylaws shall be reviewed by the Board of Governors, acting as a committee of the whole, who shall suggest changes to the Partners, at least every two (2) years.